Exhibit 99.1

B. Riley Financial Reports Fourth Quarter and Full Year 2018 Financial Results

Results in Line with Previously Released Estimates for Q4 and FY 2018

Reiterates Previous 2019 Guidance

Declares Regular Dividend of $0.08 Per Share

LOS ANGELES, March 05, 2019 (GLOBE NEWSWIRE) – B. Riley Financial, Inc. (NASDAQ:RILY), a diversified financial services company which operates through several wholly-owned subsidiaries, announced results for the fourth quarter and full year ended December 31, 2018 and reiterated guidance for 2019.

Fourth Quarter 2018 Highlights

●	Revenues of $102.0 million compared to $110.2 million in the same year ago period

●	Adjusted EBITDA of $11.2 million

●	Net loss of $8.8 million or $0.34 per diluted share (included restructuring charge of $6.3 million)

●	Adjusted net income of $0.7 million, or $0.03 per diluted share

Full Year 2018 Highlights

●	Revenues rose to $423.0 million from $322.2 million in the same year ago period

●	Adjusted EBITDA of $89.6 million

●	Net income of $15.5 million or $0.58 per diluted share

●	Adjusted net income of $38.8 million, or $1.45 per diluted share

“2018 was another year of profitable growth for B. Riley Financial. Our results reflect positive momentum across our collection of businesses as we continue to develop and expand our platform of assets. We have worked extensively at organic growth in each of our divisions in addition to revenue and cost synergies as we continuously integrate our various operating subsidiaries. To that end, we successfully onboarded GlassRatner and magicJack in 2018 and look forward to growing earnings and cash flow in those businesses,” said Bryant Riley, Chairman and Co-CEO, B. Riley Financial. “Looking ahead, we believe our platform, in partnership with our strong and nimble balance sheet, will continue to generate attractive returns on our capital. We are particularly excited about the opportunities for Great American Group as store closings across the retail industry continue to be active. This is evidenced by recent engagements with Payless ShoeSource and Gymboree in addition to our expectation of realizing significant revenues from the completion of Bon-Ton Stores’ asset liquidation in our results for the first half of 2019. Our valuation and appraisal business continues to provide steady earnings and revenue growth which we expect to continue in 2019. Lastly, we will continue to use our balance sheet to support our clients and as an engine to drive outsized returns over a long period of time. While the volatility in financial markets dampened our fourth quarter results, we have seen a rebound in the first quarter of 2019 and we view this activity as both core to our business and attractively positioned as we look to the rest of 2019 and beyond. We believe the company is stronger than ever and we remain excited for the opportunities ahead.”

Fourth Quarter 2018 Financial Summary

For the three months ended December 31, 2018, total revenues were $102.0 million compared to $110.2 million for the same year ago period. Revenues in the Auction and Liquidation, Valuation and Appraisal, and Principal Investments segments increased $5.9 million, $2.8 million and $7.0 million respectively compared to the same year ago period. Revenues in the Capital Markets segment for the fourth quarter of 2018 were down partly as a result of declines in the Company’s proprietary investment account which were in line with declines in the broader equity markets in Q4 2018.

●	Capital Markets Segment: Revenues totaled $60.6 million for the fourth quarter of 2018 compared to $84.4 million for the same year ago period. Capital Markets segment revenues included mark-to-market losses during the quarter. Segment loss of $12.5 million included $1.1 million of impairment of intangible assets, and $4.8 million of severance and other restructuring costs related to the rebrand of B. Riley Wealth Management.

●	Auction and Liquidation Segment: Revenues increased to $10.1 million from $4.2 million for the same year ago period. Segment income increased to $2.3 million from $0.1 million for the same year ago period. Results for this segment are expected to vary from quarter-to-quarter and year-to-year due to the episodic nature of Great American Group’s retail liquidation engagements.

●	Valuation and Appraisal Segment: Revenues increased to $11.3 million from $8.5 million for the same year ago period. Segment income for the quarter increased to $3.4 million from $2.5 million for the same year ago period. Fourth quarter results represented record revenue growth for Great American Group Advisory & Valuation Services primarily driven by an increase in appraisal engagements.

●	Principal Investments Segment: Revenues increased to $20.0 million from $13.0 million for the same year ago period. Segment income increased to $5.7 million compared to $5.3 million for the same year ago period. Results for this segment were primarily driven by United Online and partially by magicJack which the Company acquired on November 14, 2018.

The Company recorded a loss of $8.8 million or $0.34 per diluted share during the fourth quarter of 2018. Results for the fourth quarter of 2018 included a restructuring charge of $6.3 million, which comprised of $1.1 million of impairment of intangible assets, and $5.2 million of severance and other restructuring charges primarily related to the rebrand of B. Riley Wealth Management. This compared to a loss of $6.1 million or $0.23 per diluted share for the fourth quarter of 2017. The loss in the fourth quarter of 2017 included a one-time tax expense of $13.1 million in a form of non-cash charge related to the U.S Tax Cuts and Jobs Act.

Adjusted EBITDA totaled $11.2 million for the fourth quarter of 2018 compared to $21.4 million for the same year ago period. Adjusted EBITDA includes earnings before taxes, interest, depreciation and amortization, share-based payments, fair value adjustments, insurance settlement recovery, restructuring costs and transaction-related and other costs. (See “Note Regarding Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP term.)

Adjusted net income totaled $0.7 million or $0.03 per diluted share for the fourth quarter of 2018. This compares to $11.6 million or $0.44 per diluted share for the fourth quarter of 2017. Adjusted net income excludes the impact of share-based payments, fair value adjustments, amortization of intangible assets, restructuring costs, insurance settlement recovery, transaction-related and other costs, tax impact of aforementioned adjustments and certain tax items. (See “Note Regarding Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP term.)

Full Year 2018 Financial Summary

Total revenues increased $100.8 million to $423.0 million for the full year 2018 from $322.2 million for the same year ago period. Results for 2018 included a full year of revenues for B. Riley FBR and B. Riley Wealth Management. All four segments recorded an increase in revenues in 2018.

●	Capital Markets Segment: Revenues increased to $275.1 million from $189.7 million for the same year ago period. Results were driven primarily by an increase in revenues from investment banking, wealth management services, and consulting fees as result of the acquisition of GlassRatner on August 1, 2018. Segment income for the year totaled $10.2 million compared to $15.9 million for the same year ago period.

●	Auction and Liquidation Segment: Revenues increased to $55.0 million from $47.4 million in the same year ago period. Segment income increased to $27.0 million from $11.2 million for the same year ago period. Results for this segment were primarily driven by the firm’s involvement in several significant retail liquidations.

●	Valuation and Appraisal Segment: Revenues increased to $38.7 million from $33.3 million in the same year ago period, representing another record year for Great American Group Advisory & Valuation Services. Segment income totaled $11.1 million compared to $9.7 million for the same year ago period.

●	Principal Investments Segment: Revenues increased to $54.2 million from $51.7 million for the same year ago period. Segment income totaled $19.4 million compared to $19.5 million for the same year ago period. The increase in revenue was primarily attributable to the addition of magicJack in the fourth quarter.

Net income for the full year 2018 increased to $15.5 million or $0.58 per diluted share from $11.6 million or $0.48 per diluted share for the same year ago period.

Adjusted EBITDA for the full year 2018 increased to $89.6 million compared to $69.8 million for the same year ago period. (See “Note Regarding Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP term.)

Adjusted net income for the full year 2018 increased to $38.8 million or $1.45 per diluted share. This compares to $38.5 million or $1.59 per diluted share for the same year ago period. (See “Note Regarding Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP term.)

As of December 31, 2018, B. Riley Financial had $179.4 million in unrestricted cash and cash equivalents, approximately $0.8 million in restricted cash, $37.7 million due from clearing brokers, $38.8 million of loans receivable, $236.0 million in net securities and other investments owned, and $540.5 million in total debt. Total B. Riley Financial stockholders’ equity at December 31, 2018 was $258.1 million.

Full Year 2019 Guidance

The Company reiterates its previously-released guidance for the full year 2019 and forecasts adjusted EBITDA to be in the range of $115 million to $135 million and net income in the range of $39 million to $45 million.

The above financial results exclude any historical or anticipated effects of the pending dispute regarding the Rent-a-Center Merger Agreement. For additional information, investors may refer to the Company’s Current Report on Form 8-K filed on January 4, 2019. An adverse result in the trial regarding the purported termination of the Rent-a-Center Merger Agreement may cause anticipated results for 2019 to differ materially from those contained in this press release. The Company can provide no assurance about the outcome of that trial or any related actions that may arise related to the purported termination of that merger agreement.

Declaration of Dividend

B. Riley Financial’s board of directors has approved a regular quarterly dividend of $0.08 per share, which will be paid on or about March 28, 2019 to stockholders of record as of March 19, 2019.

Conference Call

B. Riley Financial will host a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Bryant Riley, Chairman and Co-CEO; Tom Kelleher, Co-CEO; and Phillip Ahn, CFO and COO, will discuss the Company’s financial and operational results, followed by a question and answer period. The conference call will be broadcast simultaneously and available for replay via the Company’s investor relations website. A replay of the call will be available on the site until March 12, 2019.

For more information, visit ir.brileyfin.com.

About B. Riley Financial, Inc. (NASDAQ:RILY)

B. Riley Financial, through its subsidiaries, provides collaborative financial services and solutions tailored to fit the capital raising and financial advisory needs of public and private companies and high net worth individuals. The Company operates through several wholly-owned subsidiaries, including B. Riley FBR, a full-service investment bank and institutional brokerage; Great American Group, a leading provider of asset disposition, appraisal, corporate advisory and valuation services; GlassRatner, a specialty financial advisory services and consulting firm; B. Riley Wealth Management, B. Riley Asset Management and B. Riley Alternatives, which offer investment management to institutional and high net worth investors; Great American Capital Partners, which originates and underwrites senior secured loans for asset-rich companies; and B. Riley Principal Investments, which invests in or acquires companies and assets with attractive return profiles.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include but are not limited to statements regarding the Company’s anticipated results of operations for 2018 and 2019 as well as express or implied statements regarding the outcome of the trial regarding the validity of Rent-A-Center’s purported termination of the Merger Agreement. Due to the inherent uncertainties of litigation, we may not prevail in the upcoming trial or related actions. Moreover, both the costs of defending lawsuits and any settlements or judgments against us could materially adversely affect our anticipated results of operations and cash flows. Other factors that could adversely affect our operating results and cash flows include (without limitation) those risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2018. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including adjusted net income and adjusted EBITDA, may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its cash flow, excluding net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, insurance settlement recovery, transaction and other expenses, restructuring costs, and stock-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Investor Contact

Investor Relations

ir@brileyfin.com

(310) 966-1444

Media Contact

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	December 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Assets
Cash and cash equivalents	$179,440	$132,823
Restricted cash	838	19,711
Due from clearing brokers	37,738	31,479
Securities and other investments owned, at fair value	273,577	145,360
Securities borrowed	931,346	807,089
Accounts receivable, net	42,123	20,015
Due from related parties	1,729	5,689
Advances against customer contracts	—	5,208
Loans receivable	38,794	—
Prepaid expenses and other assets	79,477	22,605
Property and equipment, net	15,523	11,977
Goodwill	223,368	98,771
Other intangible assets, net	91,358	56,948
Deferred income taxes	42,399	29,229
Total assets	$1,957,710	$1,386,904
Liabilities and Equity
Liabilities
Accounts payable	$5,646	$2,650
Accrued expenses and other liabilities	108,662	71,685
Deferred revenue	69,066	3,141
Due to partners	2,428	1,578
Securities sold not yet purchased	37,623	28,291
Securities loaned	930,522	803,371
Mandatorily redeemable noncontrolling interests	4,633	4,478
Notes payable	1,550	2,243
Term loan	79,166	—
Senior notes payable	459,754	203,621
Total liabilities	1,699,050	1,121,058

Commitments and contingencies
B. Riley Financial, Inc. stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 26,603,355 and 26,569,462 issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	258,638	259,980
Retained earnings	1,579	6,582
Accumulated other comprehensive loss	(2,161)	(534)
Total B. Riley Financial, Inc. stockholders' equity	258,058	266,030
Noncontrolling interests	602	(184)
Total equity	258,660	265,846
Total liabilities and equity	$1,957,710	$1,386,904

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Services and fees	$92,569	$102,178	$390,555	$304,841
Interest income - Securities lending	8,962	7,913	31,798	17,028
Sale of goods	500	86	638	307
Total revenues	102,031	110,177	422,991	322,176
Operating expenses:
Direct cost of services	17,847	9,277	51,580	55,501
Cost of goods sold	658	85	800	398
Selling, general and administrative expenses	77,079	80,172	293,682	213,008
Restructuring charge	6,259	890	8,506	12,374
Interest expense - Securities lending	6,722	5,536	23,039	12,051
Total operating expenses	108,565	95,960	377,607	293,332
Operating (loss) income	(6,534)	14,217	45,384	28,844
Other income (expense):
Interest income	590	62	1,326	420
Income (loss) from equity investments	2,937	(280)	7,986	(437)
Interest expense	(9,467)	(3,187)	(33,393)	(8,382)
(Loss) income before income taxes	(12,474)	10,812	21,303	20,445
Benefit from (provision for) income taxes	3,509	(16,263)	(4,903)	(8,510)
Net (loss) income	(8,965)	(5,451)	16,400	11,935
Net (loss) income attributable to noncontrolling interests	(160)	662	891	379
Net (loss) income attributable to B. Riley Financial, Inc.	$(8,805)	$(6,113)	$15,509	$11,556

Basic (loss) income per share	$(0.34)	$(0.23)	$0.60	$0.50
Diluted (loss) income per share	$(0.34)	$(0.23)	$0.58	$0.48

Weighted average basic shares outstanding	26,177,560	26,150,502	25,937,305	23,181,388
Weighted average diluted shares outstanding	26,177,560	26,150,502	26,764,856	24,290,904

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2018	2017
	(Unaudited)
Cash flows from operating activities:
Net income	$16,400	$11,935
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13,809	11,140
Provision for doubtful accounts	1,308	1,066
Share-based compensation	13,042	10,341
Recovery of key man life insurance	—	(6,000)
Non-cash interest and other	4,068	456
Effect of foreign currency on operations	(916)	(769)
(Income) loss from equity investments	(7,986)	437
Deferred income taxes	1,990	5,729
Impairment of leaseholds and intangibles, lease loss accrual and loss on disposal of fixed assets	4,142	3,602
Income allocated and fair value adjustment for mandatorily redeemable noncontrolling interests	1,222	10,799
Change in operating assets and liabilities:
Due from clearing brokers	(6,259)	3,359
Securities and other investments owned	(128,217)	(82,143)
Securities borrowed	(124,257)	47,595
Accounts receivable and advances against customer contracts	(12,948)	1,614
Prepaid expenses and other assets	(24,395)	(1,506)
Accounts payable, accrued payroll and related expenses, accrued value added tax payable and other accrued expenses	3,559	(30,374)
Amounts due to/from related parties and partners	4,705	(11,826)
Securities sold, not yet purchased	9,332	7,678
Deferred revenue	(564)	(668)
Securities loaned	127,151	(64,255)
Net cash used in operating activities	(104,814)	(81,790)
Cash flows from investing activities:
Purchases of loans receivable	(38,794)	—
Acquisition of magicJack, net of cash acquired $53,875	(89,240)	—
Acquisition of Wunderlich, net of cash acquired $4,259	—	(25,478)
Cash acquired from acquisition of FBR & Co.	—	15,738
Acquisition of other businesses, net of cash acquired	(4,000)	(2,052)
Acquisition of United Online, net of cash acquired $125,542 in 2016	—	(10,381)
Purchases of property and equipment and intangible assets	(5,432)	(825)
Proceeds from key man life insurance	—	6,000
Proceeds from sale of property and equipment and intangible assets	37	836
Equity investments	(16,640)	(1,674)
Dividends from equity investments	2,628	—
Net cash used in investing activities	(151,441)	(17,836)
Cash flows from financing activities:
Proceeds from asset based credit facility	300,000	65,987
Repayment of asset based credit facility	(300,000)	(65,987)
Proceeds from notes payable	51,020	—
Repayment of notes payable	(51,713)	(8,336)
Payment of participating note payable and contingent consideration	—	(1,250)
Proceeds from term loan	80,000	—
Proceeds from issuance of senior notes	258,997	179,471
Payment of debt issuance costs	(7,260)	(4,289)
ESPP shares and payment of employment taxes on vesting of restricted stock	(3,731)	(3,486)
Dividends paid	(22,684)	(16,755)
Repurchase of common stock	(18,703)	—
Distribution to noncontrolling interests	(1,067)	(11,261)
Net cash provided by financing activities	284,859	134,094
Increase in cash, cash equivalents and restricted cash	28,604	34,468
Effect of foreign currency on cash, cash equivalents and restricted cash	(860)	2,667
Net increase in cash, cash equivalents and restricted cash	27,744	37,135
Cash, cash equivalents and restricted cash, beginning of year	152,534	115,399
Cash, cash equivalents and restricted cash, end of year	$180,278	$152,534

Supplemental disclosures:
Interest paid	$50,103	$18,840
Taxes paid	$6,497	$14,986

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Segment Financial Information

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Capital Markets segment:
Revenues - Services and fees	$51,647	$76,514	$243,268	$172,695
Interest income - Securities lending	8,962	7,913	31,798	17,028
Total revenues	60,609	84,427	275,066	189,723
Selling, general, and administrative expenses	(59,215)	(62,339)	(227,774)	(150,092)
Restructuring charge	(5,921)	(610)	(8,378)	(7,855)
Interest expense - Securities lending	(6,722)	(5,536)	(23,039)	(12,051)
Depreciation and amortization	(1,295)	(1,627)	(5,723)	(3,794)
Segment (loss) income	(12,544)	14,315	10,152	15,931
Auction and Liquidation segment:
Revenues - Services and fees	10,111	4,197	54,923	47,376
Revenues - Sale of goods	15	2	63	3
Total revenues	10,126	4,199	54,986	47,379
Direct cost of services	(7,364)	(2,359)	(19,627)	(27,841)
Cost of goods sold	—	—	(41)	(2)
Selling, general, and administrative expenses	(487)	(1,767)	(8,274)	(8,329)
Depreciation and amortization	(8)	(6)	(31)	(21)
Segment income	2,267	67	27,013	11,186
Valuation and Appraisal segment:
Revenues - Services and fees	11,322	8,532	38,705	33,331
Direct cost of services	(4,438)	(3,845)	(16,826)	(14,876)
Selling, general, and administrative expenses	(3,439)	(2,166)	(10,577)	(8,561)
Depreciation and amortization	(46)	(51)	(205)	(181)
Segment income	3,399	2,470	11,097	9,713
Principal Investments - United Online and magicJack segment:
Revenues - Services and fees	19,489	12,935	53,659	51,439
Revenues - Sale of goods	485	84	575	304
Total revenues	19,974	13,019	54,234	51,743
Direct cost of services	(6,045)	(3,073)	(15,127)	(12,784)
Cost of goods sold	(658)	(85)	(759)	(396)
Selling, general, and administrative expenses	(4,641)	(2,768)	(10,962)	(11,304)
Depreciation and amortization	(2,560)	(1,720)	(7,600)	(7,033)
Restructuring charge	(338)	(90)	(338)	(723)
Segment income	5,732	5,283	19,448	19,503
Consolidated operating (loss) income from reportable segments	(1,146)	22,135	67,710	56,333

Corporate and other expenses (including restructuring recovery of $210 for the year ended December 31, 2018; and restructuring charge of $190 and $3,796 for the three months and year ended December 31, 2017 respectively.)	(5,388)	(7,918)	(22,326)	(27,489)
Interest income	590	62	1,326	420
Income (loss) on equity investments	2,937	(280)	7,986	(437)
Interest expense	(9,467)	(3,187)	(33,393)	(8,382)
(Loss) income before income taxes	(12,474)	10,812	21,303	20,445
Benefit from (provision for) income taxes	3,509	(16,263)	(4,903)	(8,510)
Net (loss) income	(8,965)	(5,451)	16,400	11,935
Net (loss) income attributable to noncontrolling interests	(160)	662	891	379
Net (loss) income attributable to B. Riley Financial, Inc.	$(8,805)	$(6,113)	$15,509	$11,556

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Adjusted EBITDA Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Yead Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income attributable to B. Riley Financial, Inc.	$(8,805)	$(6,113)	$15,509	$11,556

Adjustments:
(Benefit from) provision for income taxes	(3,509)	16,263	4,903	8,510
Interest expense	9,467	3,187	33,393	8,382
Interest income	(590)	(62)	(1,326)	(420)
Share based payments	3,286	2,662	11,596	7,950
Depreciation and amortization	4,041	3,434	13,809	11,140
Restructuring costs	6,259	890	8,506	12,374
Transactions related and other costs	1,048	1,136	3,241	7,291
Fair value adjustment	—	—	—	9,000
Insurance settlement recovery	—	—	—	(6,000)
Total EBITDA adjustments	20,002	27,510	74,122	58,227

Adjusted EBITDA	$11,197	$21,397	$89,631	$69,783

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Adjusted Net Income Reconciliation

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income attributable to B. Riley Financial, Inc.	$(8,805)	$(6,113)	$15,509	$11,556
Adjustments:
Share based payments	3,286	2,662	11,596	7,950
Amortization of intangible assets	2,734	2,174	9,133	7,422
Restructuring costs	6,259	890	8,506	12,374
Transactions related and other costs	1,048	1,136	3,241	7,291
Fair value adjustment	—	—	—	9,000
Insurance settlement recovery	—	—	—	(6,000)
Income tax effect of adjusting entries	(3,798)	(2,172)	(9,209)	(15,741)
Tax benefit from tax election to treat acquisition of UOL as a taxable business combination	—	—	—	(8,389)
Tax expense from new tax legislation change - Reduction in Federal rate from 35% to 21%	—	13,051	—	13,051
Adjusted net income attributable to B. Riley Financial, Inc.	$724	$11,628	$38,776	$38,514

Adjusted income per common share:
Adjusted basic income per share	$0.03	$0.44	$1.49	$1.66
Adjusted diluted income per share	$0.03	$0.44	$1.45	$1.59

Shares used to calculate adjusted basic net income per share	26,177,560	26,150,502	25,937,305	23,181,388
Shares used to calculate adjusted diluted net income per share	26,177,560	26,150,502	26,764,856	24,290,904

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